American Skandia Trust
For the period ended December 31, 2005
File number 811-5186


                             SUB-ITEM 77C-1
              Submission of Matters to a Vote of Security Holders

	Joint Meetings of Shareholders of American Skandia
Trust - AST Alger All-Cap Growth Portfolio and AST
AllianceBernstein Growth + Value Portfolio.

At this meeting the shareholders of the above-referenced
Portfolios approved the following resolutions:

Proposal to approve a plan of Reorganization of the Trust on behalf of the AST Alger All-Cap Growth Portfolio and the AST Neuberger Berman Mid-Cap Growth Portfolio of the Trust, which provides for the acquisition of all of the net assets of the AST Alger All-Cap Growth Portfolio in exchange for the shares of the AST Neuberger Berman Mid-Cap Growth
Portfolio, the distribution of such shares to the shareholders of the AST Alger All-Cap Growth Portfolio, and the liquidation and dissolution of the AST Alger All-Cap
Growth Portfolio.


The voting was as follows:

Affirmative:  48,965,274.737
Against:       1,631,414.498
Abstain:       3,783,794.025

Proposal to approve a plan of Reorganization of the Trust on behalf of the AST AllianceBernstein Growth + Value and the AST AllianceBernstein Managed Index 500 Portfolio of the Trust, which provides for the acquisition of all of the net assets of the AST AllianceBernstein Growth + Value
Portfolio in exchange for shares of the AST
AllianceBernstein Managed Index 500 Portfolio, the distribution of such shares to the shareholders of the AST
AllianceBernstein Growth + Value Portfolio, and the liquidation and dissolution of the AST AllianceBernstein
Growth + Value Portfolio.


The voting was as follows:

Affirmative:  6,662,080.066
Against:        248,706.327
Abstain:        542,205.134